Exhibit 99.1

October 24, 2018

Echo Global Logistics Reports Record Third Quarter Revenue; Up 27% Year over Year
CHICAGO, Oct. 24, 2018 (GLOBE NEWSWIRE) -- Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation management services, today reported financial results for the quarter ended September 30, 2018.
"We have achieved our sixth quarter in a row with record revenue, while at the same time improving profitability," said Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer at Echo. "The combination of our highly integrated technology and talented team continues to drive value for our shippers and carriers."

Third Quarter 2018 Highlights

•	Revenue increased 26.6% to $644.8 million from the third quarter of 2017

•	Truckload ("TL") (includes Partial TL) revenue increased 28.3% and less than truckload ("LTL") revenue increased 22.6% from the third quarter of 2017

•	Transactional revenue increased 27.2% to $510.3 million and Managed Transportation revenue increased 24.1% to $134.5 million from the third quarter of 2017

•	Net revenue(1) increased 28.3% to $111.2 million from the third quarter of 2017

•	Net income increased to $9.4 million, compared to $2.4 million in the third quarter of 2017

•	Fully diluted EPS increased to $0.33 in the third quarter of 2018; non-GAAP fully diluted EPS(1) increased to $0.55 in the third quarter of 2018

•	Adjusted EBITDA(1) grew 68.3% to $28.2 million, compared to $16.8 million in the third quarter of 2017
_____________________
(1)Represents a non-GAAP financial measure. For the definition and a discussion of each non-GAAP financial measure contained in this release, see "Non-GAAP Financial Measures." For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see the "Reconciliation of Non-GAAP Financial Measures" section of this Press Release.

Summarized financial results and select operating metrics are as follows:

	Three Months Ended September 30,
Dollars in millions, except per share data	2018	2017	% change
	(unaudited)
Transactional revenue	$510.3	$401.2	27.2%
Managed Transportation revenue	134.5	108.4	24.1%
Revenue	644.8	509.5	26.6%

Transportation costs	533.6	422.8	26.2%
Net revenue (1)	111.2	86.7	28.3%

Commission expense	33.2	26.5	25.4%
Change in contingent consideration	0.1	0.3	(83.6)%
Acquisition-related transaction costs	0.3	—	100.0%
Stock compensation expense	2.4	2.0	15.8%
Other selling, general and administrative	49.9	43.5	14.6%
Selling, general and administrative expenses	85.7	72.3	18.6%

Depreciation	6.0	4.6	30.5%
Amortization	3.3	3.6	(8.0)%
Depreciation and amortization	9.2	8.1	13.6%

Income from operations	16.3	6.3	158.7%

Cash interest expense	1.6	1.6	(0.9)%
Non-cash interest expense	2.2	2.0	6.0%
Interest expense, net	3.8	3.7	2.9%
Income before provision for income taxes	12.5	2.6	377.5%
Income tax expense	(3.1)	(0.2)	NM
Net income	$9.4	$2.4	292.3%

Fully diluted EPS	$0.33	$0.09	284.2%
Diluted shares(1)	28.2	27.6
Note: Amounts may not foot due to rounding.
(1)See the "Reconciliation of Non-GAAP Financial Measures" and "Non-GAAP Financial Measures" sections of this Press Release.

Reconciliation of Non-GAAP Financial Measures	Three Months Ended September 30,
Dollars in millions, except per share data	2018	2017	% change
	(unaudited)
Revenue	$644.8	$509.5	26.6%
Transportation costs	533.6	422.8	26.2%
Net revenue (1)	$111.2	$86.7	28.3%

Net income	$9.4	$2.4	292.3%
Depreciation	6.0	4.6	30.5%
Amortization	3.3	3.6	(8.0)%
Non-cash interest expense	2.2	2.0	6.0%
Cash interest expense	1.6	1.6	(0.9)%
Income tax expense	3.1	0.2	NM
EBITDA (1)	$25.5	$14.4	76.9%
Acquisition-related transaction costs	0.3	—	100.0%
Change in contingent consideration	0.1	0.3	(83.6)%
Stock compensation expense	2.4	2.0	15.8%
Adjusted EBITDA (1)	$28.2	$16.8	68.3%

Fully diluted EPS	$0.33	$0.09	284.2%
Change in contingent consideration	0.00	0.01	(83.9)%
Amortization	0.12	0.13	(9.9)%
Acquisition-related transaction costs	0.01	—	100.0%
Non-cash interest expense	0.08	0.07	3.7%
Stock compensation expense	0.08	0.07	13.4%
Tax effect of adjustments	(0.07)	(0.11)	31.5%
Non-GAAP fully diluted EPS (1)	$0.55	$0.27	105.4%

Operating Metrics
Net revenue margin	17.2%	17.0%	23	bps
Total employees	2,651	2,472	7.2%
Sales employees and agents	1,761	1,679	4.9%
Truckload (TL) revenue %	69.1%	68.2%	95	bps
Less than truckload (LTL) revenue %	25.8%	26.6%	(83)	bps
Note: Amounts may not foot due to rounding.
(1)See the "Non-GAAP Financial Measures" section of this Press Release for the definition and a discussion of each Non-GAAP financial measure.

2018 Fourth Quarter and Full Year Guidance
“We expect revenue for the fourth quarter to be between $570 million and $610 million and we are updating our full year 2018 revenue guidance range to $2.425 billion to $2.465 billion, up $20 million at the midpoint,” said Kyle Sauers, Chief Financial Officer at Echo.

Conference Call
A conference call, with accompanying presentation slides, will be broadcast live on October 24, 2018 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer; Dave Menzel, President and Chief Operating Officer; and Kyle Sauers, Chief Financial Officer, will host the call. To participate in the call, dial 877-303-6235 (toll free) or 631-291-4837 (toll) and reference "Echo Global Logistics." To listen to a live webcast of the call, visit the Echo website at http://ir.echo.com. A replay of the webcast will be available for one year following the live webcast in the Investor Relations section of the Echo website. To listen to an audio replay, call 855-859-2056 (toll free) or 404-537-3406 (toll) and enter conference ID 5077054. The audio replay will be available through October 31, 2018.

Non-GAAP Financial Measures
This release includes the following financial measures defined as "Non-GAAP financial measures" by the Securities and Exchange Commission (the "SEC"): Net revenue, EBITDA, Adjusted EBITDA and Non-GAAP fully diluted EPS. Net revenue is calculated as revenue less transportation costs. EBITDA is defined as net income excluding the effects of depreciation, amortization, cash and non-cash interest expense and income taxes. Adjusted EBITDA is defined as EBITDA (as previously defined) excluding the effects of acquisition-related transaction costs, changes in contingent consideration and stock compensation expense. Non-GAAP fully diluted EPS is defined as fully diluted EPS excluding changes in contingent consideration, amortization, acquisition-related transaction costs, non-cash interest expense, stock compensation expense and the tax effect of these adjustments. We believe such measures provide useful information to investors because they provide information about the financial performance of the Company's ongoing business.
Net revenue, EBITDA, Adjusted EBITDA and Non-GAAP fully diluted EPS are used by management in its financial and operational decision-making and evaluation of overall operating performance. These measures may be different from similar measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see "Reconciliation of Non-GAAP Financial Measures" included in this release.

Forward-Looking Statements
All statements made in this release, other than statements of historical fact, are or may be deemed to be forward-looking statements. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. These statements are based on current plans and expectations of Echo Global Logistics and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. Information concerning these risks, uncertainties and other factors is contained under the headings "Risk Factors" and "Forward-Looking Statements" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2017, and other filings with the SEC.

Echo Global Logistics, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
In thousands, except per share data	(unaudited)		(unaudited)
Revenue	$644,821	$509,531	$1,856,723	$1,395,368

Costs and expenses:
Transportation costs	533,601	422,830	1,538,791	1,152,556
Selling, general and administrative expenses	85,709	72,284	250,871	209,720
Depreciation and amortization	9,230	8,124	27,168	24,139
Income from operations	16,281	6,293	39,893	8,954
Interest expense, net	(3,780)	(3,675)	(11,284)	(10,976)
Income (Loss) before provision for income taxes	12,501	2,618	28,609	(2,022)
Income tax (expense) benefit	(3,118)	(226)	(6,821)	1,297
Net income (loss)	$9,383	$2,392	$21,788	$(726)

Basic earnings (loss) per share	$0.34	$0.09	$0.79	$(0.03)
Diluted earnings (loss) per share	$0.33	$0.09	$0.78	$(0.03)
Note: Amounts may not foot due to rounding.

Echo Global Logistics, Inc.
Condensed Consolidated Balance Sheets

	September 30, 2018	December 31, 2017
In thousands	(unaudited)
Cash and cash equivalents	$60,542	$23,515
Accounts receivable, net of allowance for doubtful accounts	385,059	309,733
Other current assets	13,454	15,053
Total noncurrent assets	488,345	489,778
Total assets	$947,400	$838,079

Accounts payable	$252,483	$193,749
Other current liabilities	52,239	40,579
Convertible notes, net	216,748	210,919
Other noncurrent liabilities	34,916	33,960
Stockholders’ equity	391,014	358,872
Total liabilities and stockholders’ equity	$947,400	$838,079

Echo Global Logistics, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2018	2017
In thousands	(unaudited)
Net cash provided by operating activities	$63,009	$41,215
Net cash used in investing activities	(27,220)	(14,745)
Net cash provided by (used in) financing activities	1,239	(21,904)
Increase in cash and cash equivalents	37,028	4,566
Cash and cash equivalents, beginning of period	23,515	16,646
Cash and cash equivalents, end of period	$60,542	$21,213
Note: Amounts may not foot due to rounding.

About Echo Global Logistics
Echo Global Logistics, Inc. (NASDAQ: ECHO) is a leading provider of technology-enabled transportation and supply chain management services. Headquartered in Chicago with more than 30 offices around the country, Echo offers freight brokerage and Managed Transportation solutions for all major modes, including truckload, partial truckload, LTL, intermodal and expedited. Echo maintains a proprietary, web-based technology platform that compiles and analyzes data from its network of over 40,000 transportation providers to serve clients across a wide range of industries and simplify the critical tasks involved in transportation management. For more information on Echo Global Logistics, visit: www.echo.com.
ECHO: Earnings
INVESTOR RELATIONS CONTACTS:
Kyle Sauers
Chief Financial Officer
Echo Global Logistics
312-784-7695
Zach Jecklin
VP of Strategy
Echo Global Logistics
312-784-2046

MEDIA RELATIONS:
Christopher Clemmensen
SVP of Marketing
Echo Global Logistics
312-784-2132